Exhibit 99.1

Contact:

Steele Bancorp, Inc.

Jeffrey J Kapsar

570-966-1041

jkapsar@centralpennbank.com

MIFFLINBURG BANCORP, INC., AND NORTHUMBERLAND BANCORP COMPLETE STRATEGIC MERGER OF EQUALS

August 1, 2025, Mifflinburg, Pa. – Jeffrey J. Kapsar, President and Chief Executive Officer of Steele Bancorp, Inc. (OTCID Pink: “STLE”), announced today the completion of the merger of Northumberland Bancorp (“Northumberland”) with and into Mifflinburg Bancorp, Inc. (“Mifflinburg”), and the merger of The Northumberland National Bank (“Norry Bank”) with and into Mifflinburg Bank and Trust Company (“Mifflinburg Bank”). In connection with the mergers, effective August 1, 2025, Mifflinburg changed its name to Steel Bancorp, Inc. (“Steele”), and Mifflinburg Bank changed its name to Central Penn Bank & Trust (“Central Penn”).

Jeffrey Kapsar said, “We are very pleased to announce the successful completion of the merger between two longstanding pillars of our valley. This union represents a significant milestone in our shared commitment to delivering strength, stability, and personalized financial solutions to the communities we serve. Together, we are building a stronger, more innovative institution rooted in trust, driven by service, and focused on the future.”

Following the merger, the combined company has total assets of approximately $1.34 billion, deposits of approximately $1.16 billion, and loans of approximately $904 million, serving individuals, families, nonprofits and business clients in Centre, Northumberland, Snyder and Union counties through 13 banking offices and online at [www.centralpennbank.com].

The Steele leadership team includes J. Donald Steele, Chairman of Steele and Central Penn; Jeffrey J. Kapsar, President and Chief Executive Officer of Steele and Central Penn; Thomas C. Graver, Senior Executive Vice President and Chief Financial Officer of Steele and Central Penn; J. Todd Troxell, Corporate Secretary of Steele and Senior Executive Vice President, and Chief Administrative Officer of Central Penn; and Thomas C. Eberhart, Executive Vice President and Chief Operating Officer of Central Penn.

"This is exciting,” said J. Todd Troxell. “Two similar community banks, each in existence for more than a century, are coming together in a strategic merger of equals creating a greater expanded footprint in which to compete. Our customers will benefit from the scale and varied talent of the combined organization while they continue to enjoy the personal service this stronger community bank will provide with enhanced products and services. Shareholders will enjoy a sound investment in a larger bank with continued strong capital, earnings, and dividends. This merger will provide more career opportunities for our employees as well."

The combination of Mifflinburg and Northumberland is the result of a long-term relationship built over many years between the management teams of each company.

In accordance with the merger agreement, Northumberland shareholders will receive 1.1850 shares of Steele common stock for each share of Northumberland common stock they own, and cash in lieu of fractional shares.

The Kafafian Group, Inc. served as financial advisor to Mifflinburg and Stevens & Lee served as its legal counsel. Alden Investment Group served as financial advisor and provided a fairness opinion to Northumberland Bancorp, with Mette, Evans & Woodside serving as its legal counsel.

ABOUT STEELE BANCORP, INC.

Steele Bancorp, Inc. (“Steele”) is a bank holding company headquartered in Mifflinburg, Pennsylvania. Steele has one subsidiary bank, Central Penn Bank & Trust, serving individuals, families, nonprofits, and business clients through 13 banking offices located in Centre, Northumberland, Snyder, and Union counties. Steele common stock is traded over the counter (OTCID Pink) under the symbol “STLE”.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about Steele Bancorp, Inc. (together with its bank subsidiary Central Penn Bank & Trust, unless the context otherwise requires, “Steele”) may include beliefs, goals, intentions, and expectations and involve substantial risks and uncertainties. Statements other than statements of current or historical fat, including statements including statements regarding Steele’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to Steele, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) costs or difficulties related to integration following the merger; (2) the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to materialize; (3) changes to interest rates; (4) the ability to control costs and expenses; (5) general economic conditions; (6) adverse developments in borrower industries and, in particular, declines in real estate values; (7) Steele’s ability to maintain compliance with federal and state laws that regulate its business and capital levels; (8) Steele’s ability to raise capital as needed by its business; and (9) the other factors discussed in other reports Steele may file with the Securities and Exchange Commission (“SEC”). Steele does not undertake, and specifically disclaims any obligation, to publicly release any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.